Exhibit 99.1

Celeritek Closes Sale of Assets Sale to Mimix Broadband, Announces Cash Dividend; Plan of
Dissolution Approved by Shareholders

June 3, 2005, Santa Clara, California - Celeritek, Inc. (Nasdaq: CLTK) announced today that it has completed the sale of substantially all of its assets relating to its gallium arsenide (GaAs) semiconductor components to Mimix Broadband, Inc. The purchase price was $2.8M in cash plus the assumption by Mimix of approximately $6 million in liabilities of Celeritek. Assets excluded from the transaction included Celeritek’s cash, cash-equivalents and certain other non-operating assets.

The consummation of the asset sale was approved by Celeritek’s shareholders at a special meeting held earlier today. The $2.8 million purchase price is subject to an adjustment based on Celeritek’s working capital at closing, and $300,000 of the purchase price is being held in escrow for six months to satisfy any indemnification claims by Mimix.

Celeritek also announced today that its board of directors has declared an extraordinary cash dividend on its common stock of $0.62 per share, or approximately $8.4 million in the aggregate, payable on June 24, 2005, to shareholders of record on June 10, 2005. Celeritek believes this distribution will be treated for federal income tax purposes as a stock redemption in partial liquidation of Celeritek’s business. Accordingly, the distribution received by an individual shareholder should be treated as being received in a sale or exchange of a portion of such shareholder’s stock, resulting in long-term or short-term capital gain or loss depending on the shareholder’s holding period and basis in the stock. Celeritek also believes that corporate shareholders generally will be required to treat the distribution as a dividend. Celeritek does not intend to request a private letter ruling from the Internal Revenue Service or a formal tax opinion with respect to the tax consequences of this distribution, and strongly urges all shareholders to seek advice from their own tax advisors with respect to the distribution.

At the special shareholders meeting held earlier today, Celeritek’s shareholders also approved a plan of dissolution and complete liquidation of Celeritek. In connection with such dissolution, Celeritek will distribute its remaining cash to its shareholders after satisfying or adequately providing for all of its remaining liabilities. The timing of such distribution or distributions to shareholders has not been determined.

Forward-Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995,. These statements involve risks and uncertainties. Actual results could differ materially from these forward-looking statements. Aside from the announced dividend of $0.62 per share, there is no guaranty regarding the amount or timing of any further distributions of cash to Celeritek’s shareholders. Factors that may affect the timing and amount of future distributions of cash are described in the proxy statement relating to the special shareholders meeting held today and in other documents filed by Celeritek with the Securities and Exchange Commission (“SEC”). Celeritek undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.